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Julie Coppola Cox (716) 857-7079

Seneca Resources Signs Purchase and Sale Agreement for Canadian Properties

(August 7, 2007) Williamsville, New York: National Fuel Gas Company (NYSE: NFG) (the “Company”) today announced that its Exploration and Production unit, Seneca Resources Corporation (“Seneca”) has signed a purchase and sale agreement to sell its subsidiary, Seneca Energy Canada Inc. (“SECI”) to NAL Oil & Gas Trust for approximately U.S.$234.3 million (at a conversion of $1.05 Canadian to $1.00 U.S). The sale has an effective date of July 1, 2007, and is expected to close by September 30, 2007.*

The sale is expected to result in a non-recurring gain of approximately $120 million, after tax, which will be reported in the Company’s fourth quarter, which closes on September 30, 2007.*

In April, Seneca announced that it had retained a financial advisor to assist in the sale of this subsidiary and its associated properties in the western provinces of Canada. After reviewing several competitive bids, NAL Oil & Gas Trust’s bid was accepted.

“We are pleased to have completed this transaction. After determining that the SECI properties were no longer a strategic fit for Seneca’s operations, the next task was to divest those holdings in a fashion that would protect shareholder value. We believe that this sale accomplishes that goal and look forward to focusing on Seneca’s properties in the Gulf of Mexico, Appalachia and California in order to maximize their potential for growth and development,” said Philip C. Ackerman, Chairman and Chief Executive Officer, National Fuel Gas Company.

National Fuel is an integrated energy company with $3.8 billion in assets comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact: Media Contact:	James C. Welch Julie Coppola Cox	(716) 857-6987 (716) 857-7079

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National Fuel

August 7, 2007

* Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities, acts of war or major accidents; physical damage or alteration to the assets of SECI that would have a material adverse effect on the aggregate value of those assets; significant closing adjustments to the purchase price; changes in the exchange rate between Canadian and U.S. dollars; changes in the availability and/or price of derivative financial instruments; governmental/regulatory actions, initiatives and proceedings; ability to obtain any necessary governmental approvals or permits; delays in closing the transaction; significant changes in tax rates or policies; changes in accounting principles or the application of such principles to the Company; or the cost and effects of legal and administrative claims against SECI, Seneca or the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.